Exhibit 99.2

Takeda Pharmaceutical Company Limited 1-1, DOSHOMACHI 4-CHOME, CHUO-KU, OSAKA 540-8645, JAPAN	News Release

TAKEDA COMPLETES ACQUISITION OF IDM PHARMA, INC.

— ACQUISITION ADDS MEPACT® TO TAKEDA’S ONCOLOGY PORTFOLIO —

NEW YORK, New York, USA, June 24, 2009 — Takeda Pharmaceutical Company Limited (“Takeda”, TSE: 4502) today announced the completion of its acquisition of IDM Pharma, Inc. (“IDM”, NASDAQ: IDMI) for US$2.64 per share in cash, through a short-form merger of Jade Subsidiary Corporation (“Jade”), a wholly owned subsidiary of Takeda America Holdings, Inc., which is a wholly owned subsidiary of Takeda, into IDM.  With the consummation of the merger, IDM has become a wholly owned subsidiary of Takeda America Holdings, Inc. This acquisition adds MEPACT® (mifamurtide), a novel therapy indicated for the treatment of osteosarcoma, to the Takeda oncology portfolio in Europe.

“With the closing of this acquisition, we look forward to launching MEPACT in Europe. This novel therapy, the first treatment approved for osteosarcoma in more than 20 years, has the potential to benefit patients in an area where new treatments are urgently needed,” said Erich Brunn, CEO of Takeda Pharmaceuticals Europe Limited.

IDM’s common stock will no longer trade on the NASDAQ Global Market. Detailed instructions will be mailed to former IDM stockholders who did not tender their shares in the tender offer that preceded the merger. These instructions will outline the steps to be taken by such former IDM stockholders to obtain the same US$2.64 per share as was paid in the tender offer. The price paid per share is subject to any required tax withholding and no interest will be paid thereon.

About IDM Pharma, Inc.

IDM is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response.  IDM is dedicated to maximizing the full therapeutic and commercial potential of its innovative products to address the needs of patients and the physicians who treat these patients.  For more information about the company and its products, visit www.idm-pharma.com.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals.  As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products.  Additional information about Takeda is available through its corporate website, www.takeda.com.

Forward-Looking Statements

This press release includes forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  In addition, there are risks and uncertainties related to Takeda’s ability to successfully incorporate IDM’s assets into its business operations, the ability to complete post-approval development commitments for MEPACT and the contribution of MEPACT to Takeda’s European oncology franchise.  These and other risks and uncertainties are discussed in documents filed with the U.S. Securities and Exchange Commission by IDM, the tender offer documents filed by Takeda or its affiliates and the Solicitation/Recommendation Statement filed by IDM.  All forward-looking statements are based on information currently available to Takeda and IDM, and neither Takeda nor IDM assumes any obligation to update any such forward-looking statements or other statements included in this press release.

For all press enquiries please contact:

In Japan: Seizo Masuda +81 3 3278 2037 masuda_seizo@takeda.co.jp	In the United States: Manisha Pai +1 617 551-7877 Manisha.Pai@mpi.com
In Europe: Richard Kenyon +44 20 3116 8861 richard.kenyon@tpeu.co.uk